Supertex, Inc	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports Second Fiscal Quarter Results

Sunnyvale, CA (October 22, 2012)  - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the second fiscal quarter ended September 29, 2012. Net sales for the second fiscal quarter were $15,919,000, a 1% decrease compared to the prior quarter of $16,059,000 and a 6%  decrease compared to $16,960,000 in the same quarter last year. On a GAAP basis, net income in the second fiscal quarter was $690,000 or $0.06 per diluted share, as compared with $597,000 or $0.05 per diluted share in the prior fiscal quarter, and $1,711,000 or $0.14 per diluted share in the same quarter of the prior fiscal year.

For the six months ended September 29, 2012, net sales were $31,978,000 compared to $35,018,000 for the same period of the prior fiscal year, and on a GAAP basis, net income was $1,287,000, or $0.11 per diluted share, as compared with $3,380,000, or $0.27 per diluted share, in the same period of the prior fiscal year.

Non-GAAP earnings per diluted share for the second quarter of fiscal 2013 were $0.12 excluding pre-tax employee stock-based compensation of $769,000, compared with $0.11 in the prior quarter, excluding pre-tax employee stock-based compensation of $745,000, and $0.20 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $829,000.

“Although our overall sales were slightly less than 1% lower than last quarter, we  are pleased with the increase in our growth businesses, medical and LED lighting and backlighting,” stated Dr. Henry C. Pao, President and CEO. “Medical sales increased 23% sequentially and LED lighting and backlighting increased 67% sequentially. The pick-up in medical sales was due in part to normal seasonality.  LED driver sales grew significantly in backlighting as our customer’s high-end monitor production ramped up, and LED general lighting driver sales increased slightly. The slight overall sequential sales decrease primarily stemmed from corresponding sequential reductions in our legacy printer head drivers and custom processing services which had spiked in the first fiscal quarter and which we believe were due to normal business cycle fluctuations. We are forecasting our overall sales to be sequentially flat in our third fiscal quarter of 2013, as increases in LED lighting and backlighting sales are expected to be offset by seasonality decreases in medical ultrasound sales. With ten weeks remaining in the quarter we have 62% of projected sales shipped or backlog committed. We expect to launch some significant new products in medical ultrasound and LED lighting in the next few months which should provide impetus for top-line growth in fiscal 2014.”

Dr. Pao commented further, “Gross margin for the second quarter of fiscal 2013 was 46%, slightly below last quarter of 47% primarily due to product mix. Operating expense was about the same as last quarter.  Other income was higher due to an increase in the fair value of our non-qualified deferred compensation plan assets compared to a small decrease last quarter. This benefit was offset in operating expense. Our fiscal second quarter tax rate of 28% was the same as last quarter. On cash flow, we generated $5.1 million which included a tax refund of $2.2 million. During the fiscal second quarter we deployed $6.9 million to repurchase 396,000 of our shares. Through September 29, 2012, since the current stock repurchase program of 2,500,000 shares was announced in January 2011, we have bought back 1,576,000 shares of Supertex stock for a total of $30.4 million.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include our anticipation that in the third fiscal quarter sales will be flat sequentially, our belief that sequential reductions in revenue from our legacy printer head drivers and custom processing services were due to normal business cycle fluctuations, our expectation of launching several significant new products in the next few months, and our expectation that such newly launched products will provide impetus for top-line growth in fiscal 2014.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether our distributors have the sell-through we anticipate and whether we receive the additional orders we anticipate, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion, whether we are successful in the engineering of new products, whether we encounter production issues in device manufacturing or moving new products from engineering into production, whether customers have requirements for deliveries of newly launched products during fiscal 2014, and whether our fab equipment continues to operate at expected capacities without need of replacement, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on October 22, 2012, following the earnings release.  President and CEO, Dr. Henry C. Pao, and CFO, Phil Kagel, will present an overview of the second fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call will be available live for any interested party by dialing 866-952-1907 (domestic) or 785-424-1826 (toll, international) 5 minutes before the scheduled start time. A recorded replay will be available shortly after the call as a downloadable .mp3 file at http://www.supertex.com/company_ir.html until 11:59 p.m. EDT, November 21, 2012.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the medical ultrasound imaging, LCD TV and computer monitor backlighting, LED general lighting, telecommunications, printer, flat panel display, industrial and consumer product industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation. Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding share-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are the form of equity compensation we presently utilize and they are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	September 29, 2012	March 31, 2012
	(in thousands)
ASSETS
Cash and cash equivalents	$ 16,149	$ 19,860
Short term investments	129,806	111,137
Trade accounts receivable, net	8,275	8,021
Inventories	11,940	14,438
Deferred tax assets	7,424	7,529
Prepaid income taxes	3,079	3,032
Prepaid expenses and other current assets	5,311	6,786
Total current assets	181,984	170,803
Long term investments	13,700	25,900
Property, plant and equipment, net	4,398	4,941
Other assets	549	621
Deferred tax assets, noncurrent	5,309	5,375
TOTAL ASSETS	$ 205,940	$ 207,640

LIABILITIES
Trade accounts payable	$ 2,593	$ 1,994
Accrued salaries and employee benefits	12,799	12,434
Other accrued liabilities	781	615
Deferred revenue	2,773	2,560
Income taxes payable	137	23
Total current liabilities	19,083	17,626
Income taxes payable, noncurrent	4,192	4,161
Deferred tax liabilities, noncurrent	127	-
Other accrued liabilities, noncurrent	568	561
Total liabilities	23,970	22,348

SHAREHOLDERS' EQUITY
Common stock	67,549	68,031
Accumulated other comprehensive loss	(791)	(1,345)
Retained earnings	115,212	118,606
Total shareholders' equity	181,970	185,292
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 205,940	$ 207,640

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended			Six Months Ended
	(in thousands, except per share amounts)
	September 29, 2012	June 30, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net sales	$ 15,919	$ 16,059	$ 16,960	$ 31,978	$ 35,018
Cost of sales(1)	8,571	8,565	8,432	17,136	17,424
Gross profit	7,348	7,494	8,528	14,842	17,594
Research and development(1)	3,556	3,486	3,220	7,042	7,034
Selling, general and administrative(1)	3,449	3,384	2,706	6,833	5,957
Income from operations	343	624	2,602	967	4,603
Interest and other income (expense), net	616	202	(585)	818	(217)
Income before income taxes	959	826	2,017	1,785	4,386
Provision for income taxes	269	229	306	498	1,006
Net income	$ 690	$ 597	$ 1,711	$ 1,287	$ 3,380
Net income per share:
Basic	$ 0.06	$ 0.05	$ 0.14	$ 0.11	$ 0.27
Diluted	$ 0.06	$ 0.05	$ 0.14	$ 0.11	$ 0.27
Shares used in per share computation:
Basic	11,779	11,999	12,498	11,889	12,627
Diluted	11,782	12,001	12,510	11,892	12,644

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$ 130	$ 134	$ 154	$ 264	$ 273
Research and development	$ 335	$ 349	$ 330	$ 684	$ 576
Selling, general and administrative	$ 304	$ 262	$ 345	$ 566	$ 573

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended			Six Months Ended
	(in thousands, except per share amounts)
	September 29, 2012	June 30, 2012	October 1, 2011	September 29, 2012	October 1, 2011
GAAP net income	$ 690	$ 597	$ 1,711	$ 1,287	$ 3,380
Adjustment for stock-based compensation included in:
Cost of sales	130	134	154	264	273
Research and development	335	349	330	684	576
Selling, general and administrative	304	262	345	566	573
Subtotal	769	745	829	1,514	1,422
Tax effect of stock-based compensation	(18)	(18)	(29)	(36)	(48)
Non-GAAP net income excluding employee stock-based compensation	$ 1,441	$ 1,324	$ 2,511	$ 2,765	$ 4,754

Non-GAAP net income per share:
Basic	$ 0.12	$ 0.11	$ 0.20	$ 0.23	$ 0.38
Diluted	$ 0.12	$ 0.11	$ 0.20	$ 0.23	$ 0.38
Shares used in per share computation:
Basic	11,779	11,999	12,498	11,889	12,627
Diluted	11,782	12,001	12,510	11,892	12,644

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended			Six Months Ended
	(in thousands, except per share amounts)
	September 29, 2012	June 30, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Shares used in per share computation: Diluted	11,782	12,001	12,510	11,892	12,644

DILUTED:
GAAP net income per share	$ 0.06	$ 0.05	$ 0.14	$ 0.11	$ 0.27
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.01	0.01	0.02	0.02
Research and development	0.03	0.03	0.02	0.06	0.05
Selling, general and administrative	0.02	0.02	0.03	0.04	0.04
Provision for income taxes	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)
Non-GAAP net income per share excluding employee stock-based compensation	$ 0.12	$ 0.11	$ 0.20	$ 0.23	$ 0.38